Exhibit E
February 22, 2011
Liberty Acquisition Holdings Virginia, Inc.
Gran Vía, 32
28013 Madrid, Spain
     Re:      Founder Post-Closing Lock-Up Letter Agreement
Gentlemen:
     Reference is made to the founder post-closing lock-up letter agreement signed by Marlin Equities II, LLC (“Marlin”) for the benefit of Liberty Acquisition Holdings Virginia, Inc. (as successor in interest to Liberty Acquisition Holdings Corp.), a wholly-owned subsidiary of Promotora de Informaciones, S.A., a copy of which is attached hereto (the “Lock-Up Letter”). The undersigned is a member of Marlin, and will receive Covered Securities (as such term is defined in the Lock-Up Letter) upon the distribution by Marlin to its members of the Covered Securities owned by it, as permitted by clause (E) of the proviso contained in the second paragraph of the Lock-Up Letter. This is to confirm, as contemplated by the Lock-Up Letter, that the undersigned agrees to be bound by the terms of the Lock-Up Letter with respect to all Covered Securities received by the undersigned, as though the undersigned were a signatory thereto.

Sincerely yours,
/s/ MARTIN E. FRANKLIN
Name:	Martin E. Franklin